18 Oakland Avenue

Warwick, New York 10990-0591

(845) 986-2206

             March 15, 2002

Dear Shareholder:

You are cordially invited to attend the 2002 Annual Meeting of Shareholders ("Annual Meeting") of Warwick Community Bancorp, Inc. ("Company"), the holding company for The Warwick Savings Bank and The Towne Center Bank, which will be held at The Inn at Central Valley, Smith Clove Road, Central Valley, New York 10917, on April 16, 2002 at 9:30 a.m., New York time.

The attached Notice of the 2002 Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of the Company, as well as a representative of Arthur Andersen LLP, the accounting firm appointed by the Board of Directors to be the Company's independent auditors for the year ending December 31, 2002, will be present at the Annual Meeting to respond to appropriate questions from our shareholders.

The Board of Directors of the Company has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" the election of each of the three nominees for director and "FOR" each of the other proposals identified in the Notice of the 2002 Annual Meeting of Shareholders.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to complete, sign, date and return the enclosed Proxy Card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors and the employees of the Company, thank you for your continued support.

Sincerely yours,

Fred G. Kowal Chairman of the Board and Chief Executive Officer

18 Oakland Avenue

Warwick, New York 10990-0591

(845) 986-2206

NOTICE OF THE 2002 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 16, 2002

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders ("Annual Meeting") of Warwick Community Bancorp, Inc. ("Company") will be held at The Inn at Central Valley, Smith Clove Road, Central Valley, New York 10917, on April 16, 2002 at 9:30 a.m., New York time, for the following purposes:

1.

To elect three directors, each to serve for a three-year term;

2.

To ratify the approval and adoption of the Voluntary Retainer Stock and Deferred Compensation Plan for Directors;

3.

To ratify the appointment of Arthur Andersen LLP as independent auditors for the Company for the year ending December 31, 2002; and

4.

To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof. As of the date hereof, the Board of Directors of the Company is not aware of any such other business.

The Board of Directors has fixed the close of business on March 1, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at 18 Oakland Avenue, Warwick, New York, for a period of ten days prior to the Annual Meeting and will also be available at the Annual Meeting.

A copy of the Company's Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2001, as filed with the Securities and Exchange Commission, accompanies this Notice of the 2002 Annual Meeting of Shareholders. Shareholders may obtain, free of charge, an additional copy of the Form 10-K by writing to Barbara A. Rudy, Senior Vice President, Shareholder Relations, Warwick Community Bancorp, Inc., P.O. Box 591, Warwick, New York 10990-0591.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors,

Nancy L. Sobotor-Littell Corporate Secretary

Warwick, New York

March 15, 2002

18 Oakland Avenue

Warwick, New York 10990-0591

(845) 986-2206

PROXY STATEMENT FOR THE

2002 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 16, 2002

GENERAL INFORMATION

General

This Proxy Statement and accompanying Proxy Card are being mailed to shareholders of Warwick Community Bancorp, Inc. ("Company") on or about March 15, 2002 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held at The Inn at Central Valley, Smith Clove Road, Central Valley, New York 10917, on April 16, 2002 at 9:30 a.m., New York time, and at any adjournment or postponement thereof ("Annual Meeting").

Record Date and Voting Rights

The Board of Directors of the Company has fixed the close of business on March 1, 2002 as the record date ("Record Date") for the determination of the holders of the Company's issued and outstanding common stock, par value $.01 per share ("Common Stock"), entitled to notice of and to vote at the Annual Meeting. Only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 4,986,542 shares of Common Stock outstanding. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of t he number of shares considered to be present at the Annual Meeting.

Each holder of shares of Common Stock outstanding on the Record Date will be entitled to one vote for each share held of record upon each matter to be voted upon at the Annual Meeting.

If the enclosed Proxy Card is properly executed and received by the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions indicated thereon. If no instructions are given, executed proxies will be voted FOR election of each of the three nominees for director, FOR ratification of the approval and adoption of the Voluntary Retainer Stock and Deferred Compensation Plan for Directors and FOR ratification of the appointment of Arthur Andersen LLP as independent auditors for the Company for the year ending December 31, 2002.

Participants in the Warwick Community Bancorp, Inc. Employee Stock Ownership Plan ("ESOP"), The Warwick Savings Bank 401(k) Savings Plan ("401(k) Plan") and the Recognition and Retention Plan of Warwick Community Bancorp, Inc. ("RRP") have the right to direct the voting of Common Stock held in their plan accounts but do not have the right to vote these shares personally at the Annual Meeting. Such participants should refer to the voting instructions provided by the plan trustees for information on how to direct the voting of these shares.

Vote Required

Directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. Votes that are withheld with respect to the election of one or more nominees will not be voted with respect to the person or persons indicated. Ratification of the approval and adoption of the Voluntary Retainer Stock and Deferred Compensation Plan for Directors ("Director Plan") requires the affirmative vote of the holders of a majority of the shares present at the Annual Meeting in person or by proxy and entitled to vote. The ratification of the appointment of Arthur Andersen LLP as the Company's independent auditors requires the affirmative vote of the majority of the votes cast in person or by proxy at the Annual Meeting. Accordingly, shares as to which the "ABSTAIN" box has been selec ted on the Proxy Card with respect to the ratification of the approval and adoption of the Director Plan or the ratification of the appointment of Arthur Andersen LLP as independent auditors for the Company will have the effect of a vote against that proposal. In contrast, broker non-votes will have no effect on the vote for the election of directors and the other proposals to be considered at the Annual Meeting.

Revocability of Proxies

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder's proxy. However, a shareholder may revoke a proxy at any time before it is voted by (i) filing a written notice of revocation with the Corporate Secretary of the Company prior to the Annual Meeting, (ii) delivering to the Corporate Secretary prior to the Annual Meeting a duly executed proxy bearing a later date or (iii) attending the Annual Meeting, filing a written notice of revocation with the secretary of the Annual Meeting and voting in person.

Solicitation of Proxies

The Company will bear the costs of soliciting proxies from its shareholders. In addition to the solicitation of proxies by mail, Georgeson Shareholder Communications Inc., a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee estimated to be $3,500, plus out-of-pocket expenses. Proxies may also be solicited personally, by telephone, facsimile or other means by directors, officers and employees of the Company or its subsidiaries, without additional compensation. The Company will also request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to forward proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expens es incurred in connection therewith.

Stock Ownership of Certain Beneficial Owners

The following table sets forth certain information as to those persons believed by management to be beneficial owners of more than 5% of the Company's outstanding shares of Common Stock as of March 1, 2002. Other than those persons listed below, the Company is not aware of any person who is the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock as of March 1, 2002. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of

1934, as amended ("Exchange Act"). For purposes of the following table and the table set forth under "Stock Ownership of Management," in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to "beneficially own" any shares of Common Stock (a) over which such person has, directly or indirectly, sole or shared voting or investment power or (b) of which such person has the right to acquire beneficial ownership, including the right to acquire beneficial ownership by the exercise of stock options, at any time within 60 days of March 1, 2002. As used herein, "voting power" includes the power to vote, or direct the voting of, such shares, and "investment power" includes the power to dispose, or direct the disposition of, such shares.

Title of Class of Security	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding(1)

Common Stock	Warwick Community Bancorp, Inc. Employee Stock Ownership Plan 18 Oakland Avenue Warwick, New York 10990-0591	515,321(2)	10.33

Common Stock	Salomon Smith Barney Inc. Salomon Brothers Holding Company Inc Salomon Smith Barney Holdings Inc. 388 Greenwich Street New York, New York 10013	460,122(3)	9.23
	and
	Citigroup Inc. 399 Park Avenue New York, New York 10043

Common Stock	Kahn Brothers & Co., Inc. 555 Madison Avenue, 22nd Floor New York, New York 10022	366,341(4)	7.35

Common Stock	Seidman and Associates, L.L.C. Seidman Investment Partnership, L.P. Seidman Investment Partnership II, L.P. Kerrimatt, L.P. Federal Holdings, L.L.C. Lawrence B. Seidman Dennis Pollack Pollack Investment Partnership, L.P. c/o Lawrence B. Seidman 100 Misty Lane Parsippany, New Jersey 07054	267,920(5)	5.37

______________

(1)

Percentages have been calculated on the basis of 4,986,542 shares of Common Stock, the number of shares of Common Stock outstanding as of March 1, 2002.

(2)

The ESOP is administered by the Company's Corporate Secretary, Nancy L. Sobotor-Littell, as Plan Administrator and by a committee established pursuant to the ESOP ("ESOP Committee"). The assets of the ESOP are held in a trust ("ESOP Trust") for which HSBC Bank USA serves as trustee ("ESOP Trustee"). The ESOP Trust purchased such shares following Warwick Savings' conversion from mutual to stock form ("Conversion") with funds borrowed from the Company. The Common Stock acquired by the ESOP is released from a suspense account and allocated annually to the accounts of participants based upon the contributions made to the ESOP by the Company. The ESOP Committee may instruct the ESOP Trustee regarding investment of assets held in the ESOP Trust. The ESOP Trustee generally votes all allocated shares held in the ESOP Trust in accordance with the instructions of participants. As of December 31, 2001, 219,293 of the 515,321 shares held in the ESOP Trust were allocated to participants. Pursuant to the terms of the ESOP, allocated shares for which no instructions are given and unallocated shares are generally voted by the ESOP Trustee in a manner calculated to most accurately reflect the voting instructions received from participants regarding the allocated shares so long as such vote is in accordance with the requirements of the Employee Retirement Income Security Act of 1974, as amended.

(3)

Based on information in a Schedule 13G/A, dated February 6, 2002, filed by Salomon Smith Barney Inc. ("SSB"), a New York corporation, Salomon Brothers Holding Company Inc ("SBHC"), a Delaware corporation which is the sole stockholder of SSB, Salomon Smith Barney Holdings Inc. ("SSBH"), a New York corporation which is the sole stockholder of SBHC, and Citigroup Inc. ("Citigroup"), a Delaware corporation which is the sole stockholder of SSBH. SSB, SBHC, SSBH and Citigroup have shared voting and shared dispositive power over all of the shares shown.

(4)

Based on information in a Schedule 13G/A, dated February 4, 2002, filed by Kahn Brothers & Co., Inc. Kahn Brothers & Co., Inc. has shared dispositive power over all of the shares shown.

(5)

Based on information in a Schedule 13D, dated September 28, 2001, filed by the above persons. According to the Schedule 13D, the above persons beneficially owned an aggregate of 267,920 shares of Common Stock, as of the close of business on September 26, 2001. The beneficial ownership of each of the above persons was reported as follows: Seidman and Associates, L.L.C. - sole voting and sole dispositive power as to 67,900 shares; Seidman Investment Partnership, L.P. - sole voting and sole dispositive power as to 31,200 shares; Seidman Investment Partnership II, L.P. - sole voting and sole dispositive power as to 31,200 shares; Kerrimatt, L.P. - sole voting and sole dispositive power as to 31,200 shares; Federal Holdings, L.L.C. - sole voting and sole dispositive power as to 31,200 shares; Lawrence B. Seidman - sole voting and sole dispositive power as to 218,100 shares, and shared voting and shared dispositive power as to 32,700 shares; Dennis Pollack - sole voting and sole dispositive power as to 16,620 shares, and shared voting and shared dispositive power as to 32,700 shares; and Pollack Investment Partnership, L.P. - sole voting and sole dispositive power as to 32,700 shares.

Stock Ownership of Management

The following table sets forth information with respect to the shares of Common Stock beneficially owned by each director of the Company, by each executive officer of the Company identified in the Summary Compensation Table included on page 17 of this Proxy Statement and by all directors and executive officers as a group as of March 1, 2002. Except as otherwise indicated each person shown in the table has sole voting and investment power with respect to the shares of Common Stock indicated.

Name	Title(1)	Amount and Nature of Beneficial Ownership (2)(3)(4)(5)(6)(7)	Percent of Common Stock Outstanding(8)
Fred G. Kowal	Chairman of the Board and Chief Executive Officer	40,913	*
Timothy A. Dempsey	Former Chairman of the Board and Chief Executive Officer	54,304	1.09
Ronald J. Gentile	President, Chief Operating Officer and Director	117,074	2.33
Arthur W. Budich	Senior Vice President, Treasurer and Chief Financial Officer	67,517	1.35
Laurence D. Haggerty	Senior Vice President	57,495	1.15
Anthony R. Bottini	Director	25,000	*
Frances M. Gorish	Director	25,750	*
Thomas G. Kahn(9)	Director	57,800	1.16
R. Michael Kennedy	Director	64,613	1.29
Fred M. Knipp	Director	37,703	*
Emil R. Krahulik	Director	27,100	*
Thomas F. Lawrence, Jr.(10)	Director	19,811	*
David F. McBride	Director	6,250	*
John J. McDermott, III	Director	26,392	*
John W. Sanford, III	Director	26,063	*
Robert N. Smith	Director	37,703	*
All directors and executive officers as a group (19 persons**)		848,946	16.22%

_____________

*

Less than 1.0% of outstanding Common Stock.

**

Includes Mr. Dempsey who is included as a Named Executive Officer in the Summary Compensation Table, but who is no longer a director or executive officer of the Company.

(1)

Titles are for the Company.

(2)

The figures shown include shares which individuals have the right to acquire beneficial ownership of by the exercise of stock options pursuant to the Stock Option Plan of Warwick Community Bancorp, Inc. ("Option Plan") as follows: Mr. Kowal, 12,000 shares;  Mr. Gentile, 39,000 shares; Mr. Budich, 21,000 shares; Mr. Haggerty, 21,000 shares; each of Mrs. Gorish and Messrs. Kennedy, Knipp, Krahulik, Lawrence, Sanford and Smith, 11,891 shares; Mr. McBride, 4,000 shares; Mr. McDermott, 4,000 shares; and all directors and executive officers as a group, 247,237 shares. See "Election of Directors - Executive Compensation - Stock Option Plan."

(3)

The figures shown include shares held in trust pursuant to the ESOP that have been allocated as of December 31, 2001 to individual accounts of ESOP participants as follows: Mr. Kowal, 2,526 shares; Mr. Dempsey, 5,767 shares; Mr. Gentile, 5,830 shares; Mr. Budich, 5,343 shares; Mr. Haggerty, 6,577 shares; and all executive officers as a group, 38,616 shares. Such persons have voting power (subject to the duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares. The figures shown do not include 296,028 shares held in trust pursuant to the ESOP that have not been allocated to any individual's account and as to which the members of the Company's ESOP Committee (consisting of Messrs. Gentile and Budich, Mrs. Sobotor-Littell and Mrs. Rudy) and each of the participants identified in the table may be deemed to share investment power, except in limited circumstances, thereby causing each such person to be deemed a beneficial owner of such unallocated shares. Each of the members of the ESOP Committee and the participants identified in the table disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the ESOP Committee or the participants identified in the table individually.  See "Election of Directors - Executive Compensation - Employee Stock Ownership Plan."

(4)

The figures shown include shares held pursuant to the 401(k) Plan that have been allocated as of February 15, 2002, the latest practicable date, to individual accounts as follows: Mr. Kowal, 387 shares; Mr. Dempsey, 2,383 shares; Mr. Gentile, 8,821 shares; Mr. Budich, 5,057 shares; Mr. Haggerty, 4,434 shares; and all executive officers as a group, 28,883 shares. Such persons have shared voting and investment power as to such shares. See "Election of Directors - Executive Compensation - 401(k) Plan."

(5)

The figures shown include shares held under the RRP, over which each individual has sole voting but no investment power, as follows: Mr. Kowal, 25,000 shares; Mr. Gentile, 17,758 shares; Mr. Budich, 7,610 shares; Mr. Haggerty, 6,342 shares; each of Mrs. Gorish and Messrs. Kennedy, Knipp, Krahulik, Lawrence, Sanford and Smith, 4,281 shares; and all directors and executive officers as a group, 109,507 shares. See "Election of Directors - Executive Compensation - Recognition and Retention Plan."

(6)

The figures shown include shares held pursuant to the Benefit Restoration Plan of The Warwick Savings Bank ("BRP") as to which each individual has no voting power, but may be deemed to share investment power, as follows: Mr. Dempsey, 2,571 shares; Mr. Gentile, 864 shares; and all executive officers as a group, 3,435 shares. See "Election of Directors  - Executive Compensation - Benefit Restoration Plan."

(7)

The figures shown include shares over which individuals may be deemed to share voting and investment power (other than as disclosed in notes 2, 3, 4, 5 and 6) as follows: Mr. Dempsey, 15,000 shares; Mr. Gentile, 15,000 shares; Mr. Budich, 8,500 shares; Mr. Kennedy, 18,933 shares; Mr. Knipp, 15,000 shares; Mr. Lawrence, 1,000 shares; Mr. McDermott, 1,000 shares; Mr. Sanford, 2,653 shares; Mr. Smith, 5,500 shares; and all directors and executive officers as a group, 107,888 shares.

(8)

Percentages with respect to each person or group of persons have been calculated on the basis of 4,986,542 shares of Common Stock, the number of shares of Common Stock outstanding as of March 1, 2002, plus the number of shares of Common Stock which such person or group of persons has the right to acquire within 60 days of March 1, 2002.

(9)

Does not include 366,341 shares held by Kahn Brothers & Co., Inc. (see "- Stock Ownership of Certain Beneficial Owners") of which Mr. Kahn disclaims beneficial ownership.

(10)

Mr. Lawrence will retire from the Board of Directors effective as of the date of the Annual Meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Certificate of Incorporation and By-Laws of the Company provide that the Board of Directors shall be divided into three classes. The directors of each class serve for a term of three years, with one class elected each year. In all cases, directors serve until their successors are duly elected and qualified.

The Board of Directors has nominated Ronald J. Gentile, Emil R. Krahulik and John J. McDermott, III, to be re-elected at the Annual Meeting, each to serve for a three-year term expiring at the 2005 Annual Meeting and until their successors are otherwise duly elected and qualified. All of the nominees currently serve as directors of the Company. Each nominee has consented to being named in this Proxy Statement and to serve if elected. However, if any nominee should become unable to serve, the proxies received in response to this solicitation that were voted in favor of such nominee will be voted for the election of such other person as shall be designated by the Board of Directors of the Company, unless the Board of Directors shall determine to reduce the number of directors pursuant to the By-Laws of the Company. In any event, proxies cannot be voted for a greater number of persons than the three nominees named.

During 2001, Timothy A. Dempsey and Henry L. Nielsen, Jr. retired from the Board of Directors. The Board of Directors appreciates the valuable contributions of these individuals during their service on the Board. The Board has elected Thomas G. Kahn and Anthony R. Bottini to the Board to fill the vacancies created by these retirements. In addition, the Board has, by resolution, increased the size of the Board by one and elected David F. McBride to the Board. Effective as of the date of the Annual Meeting, Mr. Lawrence will retire from the Board of Directors. Immediately following Mr. Lawrence's retirement, the Board will, by resolution, decrease the size of the Board by one to eliminate the vacancy created by Mr. Lawrence's retirement.

Information as to Nominees and Continuing Directors

The following table sets forth certain information with respect to each nominee for election as a director and each continuing director whose term does not expire at the Annual Meeting. There are no arrangements or understandings between the Company and any director or nominee pursuant to which such person was elected or nominated to be a director of the Company. For information with respect to security ownership of directors, see "General Information - Stock Ownership of Management."

Name	Age(1)	End of Term	Position Held with the Company	Director Since(2)

Nominees for a Three-Year Term Expiring in 2005

Ronald J. Gentile	52	2005	President, Chief Operating Officer and Director	1990
Emil R. Krahulik	68	2005	Director	1984
John J. McDermott, III	67	2005	Director	1999

Continuing Directors

Anthony R. Bottini	69	2003	Director	2002
Frances M. Gorish	74	2003	Director	1979
Thomas G. Kahn	59	2004	Director	2001
R. Michael Kennedy	50	2003	Director	1997
Fred M. Knipp	71	2004	Director	1992
Fred G. Kowal	49	2004	Chairman of the Board and Chief Executive Officer	2001
David F. McBride	54	2004	Director	2002
John W. Sanford, III	65	2003	Director	1986
Robert N. Smith	52	2003	Director	1994

_____________

(1)

At March 1, 2002.

(2)

Includes terms as directors of The Warwick Savings Bank.

The principal occupation and business experience of each nominee for election as director and each continuing director are set forth below.

Nominees for Election as Directors

Ronald J. Gentile serves as President and Chief Operating Officer and a director of the Company and as President and Chief Executive Officer and a director of The Warwick Savings Bank ("Warwick Savings"). Mr. Gentile joined Warwick Savings and has been a director of Warwick Savings since 1990 and President and Chief Operating Officer and a director of the Company since 1997. Prior to January 1, 2000, Mr. Gentile served as President and Chief Operating Officer of Warwick Savings. In addition, he serves as President of Warwick Savings' subsidiaries, The Warwick Commercial Bank ("Warwick Commercial"), WSB Funding Corp. ("WSB Funding"), Warsave Development, Inc. ("Warsave"), WSB Financial Services, Inc. ("WSB Financial") and Towne Center Mortgage Co., Inc. ("Towne Center Mortgage"). He also serves as Chairman of the Board of Hardenburgh Abstract Company of Orange County, Inc. ("Hardenburgh") and Executive Vice President of The Warwick Savings Foundation ("Foundation"). Prior to joining Warwick Savings, Mr. Gentile served as a senior bank examiner for the Federal Deposit Insurance Corporation. He is also a member of the board of directors of the Orange County Chamber of Commerce, Bon Secours Charity Health System (St. Anthony Community Hospital) and Winslow Therapeutic Riding Unlimited, and a former President and current member of the Warwick Valley Rotary Club.

Emil R. Krahulik has served as a director of Warwick Savings since 1984 and of the Company since 1997. He is also a director of Towne Center Mortgage and Hardenburgh. He is a partner in the law firm of Bonacic, Blustein & Krahulik, LLP, and he served as Warwick Savings' general counsel until January 2000, when he was succeeded as general counsel by his son, Robert E. Krahulik.

John J McDermott, III  has served as a director of Warwick Savings and the Company since 1999. He is a managing partner in J.D. Blake Company and in Land Investment Group of Newburgh, and he is President of Hudson West Realty Corp. Mr. McDermott also serves as a director of Towne Center Mortgage and of The Chamber of Commerce of Orange County, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS

VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS.

Continuing Directors

Anthony R. Bottini was elected a director of Warwick Savings and the Company in February 2002. Mr. Bottini is the Chairman and founder of Bottini Fuel Oil Company, located in Wappingers Falls, New York, which is one of the 20 largest privately held fuel oil businesses in the United States. In addition, Mr. Bottini is Chairman of Mid-Hudson Park Management, which invests in manufactured home communities, and he is also Chairman of South Corporation, a holding company representing multiple gasoline and convenience store properties located in New York State. Mr. Bottini has over 30 years prior experience as a bank director/trustee.

Frances M. Gorish joined Warwick Savings in 1944 and has served as a director of Warwick Savings since 1979 and of the Company since 1997. Now retired, she served in various capacities for Warwick Savings, most recently as Vice President and Corporate Secretary. In addition, she serves as treasurer of the Salvation Army, Lorena Abbott Service Unit, and as treasurer of the Florida Historical Society. Mrs. Gorish also serves as a director of Warwick Commercial, WSB Funding, Towne Center Mortgage and the Foundation.

Thomas G. Kahn was elected a director of Warwick Savings and the Company in December 2001. Mr. Kahn is President of Kahn Brothers and Company, Inc., an investment management and advisory firm located in New York City with over $500 million of institutional and private funds under management. Mr. Kahn is a graduate of Cornell, and earned an MBA from New York University. He is a member of the New York Society of Securities Analysts, and a chartered financial analyst. He serves as a director of the Jewish Braille Institute of America, and serves as director and treasurer of both the New York City Job and Career Center and the Jewish Guild for the Blind.

R. Michael Kennedy has served as a director of Warwick Savings and the Company since 1997. Mr. Kennedy is a general partner and manager of various real estate companies, all managed through Kennedy Companies, Inc. He is also the general managing partner of the Fireplace Restaurant. Mr. Kennedy is also a director of Warwick Commercial, Towne Center Mortgage and The Towne Center Bank ("Towne Center Bank").

Fred M. Knipp has served as a director of Warwick Savings since 1992 and of the Company since 1997. He also serves as a director of Towne Center Mortgage and Towne Center Bank. He is the former President and Chief Executive Officer of, and is currently a director of, Warwick Valley Telephone Company, and he is also a director of Centrex Communications Corporation.

Fred G. Kowal joined the Company in 1999 and serves as Chairman of the Board and Chief Executive Officer of the Company. He also serves as Chairman of the Board of Warwick Savings and as Chairman of the Board, President and Chief Executive Officer of Towne Center Bank. He was appointed Chairman of the Board and Chief Executive Officer of the Company and Chairman of the Board of Warwick Savings in July 2001. He previously served as Vice Chairman of the Company, and as Executive Vice President of the Company prior to 2001. In addition, Mr. Kowal serves as Chairman of the Board of Warwick Commercial and WSB Funding and as President of the Foundation. He is also a director of Warsave, WSB Financial, Hardenburgh and the Foundation. Prior to joining the Company, Mr. Kowal served as Senior Vice President of PNC Bank and Senior Vice President of First Union National Bank, where he worked for 16 years. Mr. Kowal serves on the Board of Regents of Felician College in Lodi, New Jersey, and he is also active in several banking-related organizations.

David F. McBride was elected a director of Warwick Savings and the Company in February 2002. Mr. McBride has been a director of Towne Center Bank since 2000. He is currently the managing partner of Harwood Lloyd, LLC, a Hackensack, New Jersey based law firm. Mr. McBride also serves as Chairman of the Board of Keystone Property Trust (NYSE:KTR), a real estate investment trust with interests in over 23 million square feet of commercial real estate located in New York, New Jersey, Pennsylvania, Indiana and South Carolina. He has served as Chief Executive Officer of McBride Enterprises, Inc. and affiliated family real estate, construction and brokerage companies since 1987 and has been a director of McBride Enterprises, Inc. and such affiliates since 1975. He has been a member of the Georgetown University Board of Regents since 1990. Mr. McBride served as a director of Midlantic Corporation, Midlantic National Bank and various subsidiaries for 13 years prior to its merger with PNC Bank in 1996. Prior to 1987, he was a partner in the law firm of Harwood Lloyd from 1982 to 1987, a partner in the law firm of Murphy, Ellis & McBride from 1977 to 1982, and an associate in the law firm of Robinson, Wayne & Greenberg from 1973 to 1977, all located in New Jersey. He is a member of the bars of New Jersey and New York.

John W. Sanford, III has served as a director of Warwick Savings since 1986 and of the Company since 1997. Mr. Sanford is also a director of Warwick Commercial, WSB Funding and Towne Center Mortgage. Mr. Sanford also serves as President of John W. Sanford & Son, Inc., an insurance agency, and is a partner in Maple Terrace Farms, a dairy beef business.

Robert N. Smith has served as a director of Warwick Savings since 1994 and of the Company since 1997. Mr. Smith also serves as a director of Towne Center Mortgage, Hardenburgh and the Foundation. He is currently President of Lazear-Smith Funeral Homes and President of Lazear-Smith and Vander-Plaat Memorial Home. Mr. Smith is also sole proprietor of Smith and Gesell Associates, a bookkeeping and tax preparation service.

Board and Committee Meetings

The Board of Directors generally meets at least once a month and may have additional special meetings from time to time. During the year ended December 31, 2001, the Board of Directors met 26 times. No current director attended fewer than 75% of the aggregate of (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings held by all committees of the Board on which he or she served during the periods that he or she served.

The Board of Directors of the Company maintains the following standing committees:

The Executive Committee currently consists of Messrs. Kowal, Gentile, Kennedy, Knipp, Sanford and Smith.  The Executive Committee generally oversees the affairs of the Company, considers proposals from management in relation to the election of officers and makes recommendations to the Board regarding those individuals nominated to officer positions. The Executive Committee did not meet during the year ended December 31, 2001.

The Audit Committee currently consists of Mrs. Gorish and Messrs. Bottini, Knipp, Sanford and Smith. The Audit Committee meets periodically with the Company's independent auditors to review the Company's annual financial statement audit and to discuss and evaluate recommendations made during the annual audit. The Audit Committee's primary duties and responsibilities are to:

•

Oversee and monitor the Company's financial reporting process and systems of internal controls;

•

Monitor compliance with legal and regulatory requirements;

•

Monitor the independence and performance of the Company's independent auditors and internal staff; and

•

Provide an avenue of communication among the independent auditors, management, the internal auditing staff and the Board of Directors.

The Audit Committee met seven times during the year ended December 31, 2001. All of the members of the Audit Committee are "independent" under the definition of independence contained in the National Association of Securities Dealers' listing standards for the Nasdaq Stock Market. The Board of Directors has adopted a charter for the Audit Committee. A copy of the charter was attached as an appendix to last year's proxy statement.

The Compensation Committee currently consists of Mrs. Gorish and Messrs. Bottini, Kahn, Kennedy, Knipp, Krahulik, Lawrence, McBride, McDermott, Sanford and Smith. The Compensation Committee is responsible for overseeing the development, implementation and conduct of the Company's employment and personnel policies, notices and procedures, including the administration of the Company's and Warwick Savings' compensation and benefit programs. The Compensation Committee met five times during the year ended December 31, 2001.

The Nominating Committee currently consists of Messrs. Kennedy, Knipp, Kowal and Smith.  The Nominating Committee recommends candidates for election to the Board of Directors. In the event that the Nominating Committee does not act, the entire Board serves as the Nominating Committee. The Nominating Committee did not meet during the year ended December 31, 2001.

The Nominating Committee will consider nominees recommended by shareholders. The Company's By-Laws provide that any shareholder of record who is entitled to vote for the election of directors and who provides timely written notice to the Corporate Secretary may nominate individuals for election to the Board of Directors. To be timely, a shareholder's notice must be delivered to the Corporate Secretary at least 60 days in advance of the anniversary of the previous year's annual meeting, if the current year's annual meeting is to be held within 30 days prior to, on the anniversary date of, or after the anniversary of the previous year's annual meeting; provided, however, if the current year's annual meeting is not held within this time period or if the election of directors is to be held at a special meeting, nominations by shareholders must be delivered to the Corporate Secretary by the close of business on the 10th day following the date on which notice of the date of the meeting is first made publicly available to shareholders.

Audit Committee Report

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2001 with the Company's management. The Audit Committee has discussed with Arthur Andersen LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61.

The Audit Committee has also received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with Arthur Andersen LLP the auditors' independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the financial statements for the year ended December 31, 2001 be included in the Company's Annual Report on Form 10-K for filing with the SEC.

The Audit Committee:

Robert N. Smith, Chairman

Anthony R. Bottini

Frances M. Gorish

Fred M. Knipp

John W. Sanford, III

Directors' Compensation

Fee Arrangements. Currently, each director of Warwick Savings who is not an employee of Warwick Savings or the Company receives a fee of $500 for each Warwick Savings Board meeting attended. In addition, Messrs. Kennedy, Knipp and McBride each receive a fee of $500 for each Towne Center Bank Board meeting attended. No separate fees are paid for attendance at committee meetings. Directors of the Company are not separately compensated for their services as such.

Each non-employee director also receives an annual retainer in an amount determined by the Board of Directors' each year. In January 2001, the Board of Directors adopted The Warwick Savings Bank Outside Directors' Stock Plan, which provides for the annual retainer to be paid in shares of Common Stock of the Company, unless an election to receive cash is made at the beginning of the year. For 2002, the annual rate of retainer is $10,000 and is to be paid in quarterly installments in Common Stock.

Executive Officers

The following individuals are the executive officers of the Company and have the titles set forth across from their names.

Name	Positions Held with the Company

Fred G. Kowal	Chairman of the Board and Chief Executive Officer
Ronald J. Gentile	President and Chief Operating Officer
Arthur W. Budich	Senior Vice President, Treasurer and Chief Financial Officer
Laurence D. Haggerty	Senior Vice President
Donna M. Lyons	Senior Vice President
Barbara A. Rudy	Senior Vice President, Shareholder Relations
Nancy L. Sobotor-Littell	Corporate Secretary

The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. The Company has entered into employment agreements with certain of its executive officers which set forth the terms of their employment. See "- Executive Compensation - Employment Agreements."

Biographical information of the executive officers of the Company who are not directors is set forth below.

Arthur W. Budich, age 51, has served as Senior Vice President, Treasurer and Chief Financial Officer of Warwick Savings since 1992 and of the Company since 1997. He has been employed by Warwick Savings in various capacities since 1986. He also serves as Treasurer of Warwick Commercial, Warsave, WSB Financial and Towne Center Mortgage, as Vice President and Chief Financial Officer of Hardenburgh, and as Vice President and Treasurer of WSB Funding and the Foundation. Mr. Budich also serves as Senior Vice President, Treasurer and Chief Financial Officer of Towne Center Bank.

Laurence D. Haggerty, age 58, has served as Senior Vice President of the Company since 1997. He previously served as Senior Vice President in the commercial lending department of Warwick Savings from 1991 to 1999 when he became Executive Vice President and Chief Lending Officer of Towne Center Bank.

Donna M. Lyons, age 46, has served as Senior Vice President of Warwick Savings since 1992 and of the Company since 1997. She has served as Auditor of Warwick Savings since joining Warwick Savings in 1989. Mrs. Lyons also serves as Auditor of Towne Center Bank.

Barbara A. Rudy, age 49, has served as Senior Vice President of Warwick Savings since 1991 and of the Company since 1997. She also serves as Senior Vice President of Towne Center Bank and as Vice President of Towne Center Mortgage. Mrs. Rudy has been employed by Warwick Savings in various capacities since 1972.

Nancy L. Sobotor-Littell, age 44, has served as the Corporate Secretary and Director of Human Resources of Warwick Savings since 1988. She has been employed by Warwick Savings in various capacities since 1975. She is also the Corporate Secretary of the Company. In addition, she serves as Corporate Secretary of Warwick Commercial, Warsave, WSB Financial, Towne Center Mortgage, Hardenburgh and the Foundation. She also serves as Director of Human Resources for Towne Center Bank. Mrs. Sobotor-Littell is Mr. Lawrence's daughter.

Compensation Committee Report on Executive Compensation

The following Compensation Committee Report on Executive Compensation shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Company's Board of Directors has furnished the following report on executive compensation:

The Compensation Committee has responsibility for reviewing the compensation policies and plans for the Company and its affiliates. The policies and plans established are designed to enhance both short-term and long-term operational performance of the Company and its bank subsidiaries and to build stockholder value through anticipated appreciation in the Company's common stock price.

One of the Committee's primary objectives is to develop and maintain compensation plans which allow the Company to attract and retain quality executives at competitive compensation levels and which enhance stockholder value by closely aligning the financial interests of the Company's executives with those of its stockholders. In determining compensation levels, plans and adjustments, the Committee takes into account, among other things, compensation reviews made by third parties each year. These studies primarily compare the compensation of the Company's officers to officers of other local and regional financial institutions.

Mr. Kowal was elected Vice Chairman of the Company in May 2001, and Chairman and Chief Executive Officer of the Company in July 2001. In determining Mr. Kowal's base salary for the fiscal year ended December 2001, the Committee took into account the salaries of other executive officers of local and regional financial institutions and their holding companies, particularly those of comparable size to the Company. Likewise, each executive officer's base salary was determined utilizing financial institution compensation surveys. Mr. Kowal's base salary for fiscal year 2001 was $165,000 while he was serving as Vice Chairman of the Company and President and Chief Executive Officer of Towne Center Bank. He received no increase in base salary in 2001 for his service as Chairman and Chief Executive Officer of the Company.

Mr. Dempsey retired as Chairman and Chief Executive Officer of the Company in July 2001. His annual salary in fiscal 2001 was $250,000.

The Company also pays discretionary cash bonuses for executives based on the Company's profitability and the executive's performance during the year. Mr. Dempsey received a bonus of $45,000 in 2001 pursuant to his employment agreement. Mr. Kowal received a total of $35,000, both for his performance as Vice Chairman of the Company and President and Chief Executive Officer of Towne Center Bank during the first half of 2001 and as Chairman and Chief Executive Officer of the Company for the remainder of the year.

The Company has included stock option and restricted stock awards as key elements in its total compensation package. Equity based compensation provides a long-term alignment of interests and results achieved for stockholders with the compensation rewards provided to executive officers by providing those executives and others on whom the continued success of the Company most depends with a proprietary interest in the Company. In 1998, the Option Plan and the RRP were adopted, providing for the grant of stock options and restricted stock awards. These plans were ratified by the Company's stockholders in 1998. All of the Company's executive officers have received awards pursuant to these plans, with Mr. Kowal receiving a grant of 50,000 options and an award of 25,000 shares of restricted stock following his promotion to Chairman and Chief Executive Officer of the Company.

Through the compensation programs described above, a significant portion of the Company's executive compensation is linked to corporate performance. The Committee will continue to review all elements of compensation to ensure that the compensation objectives and plans meet the Company's business objectives and philosophy of linking executive compensation to stockholder interests in corporate performance as discussed above.

In 1993, Congress amended the Internal Revenue Code of 1986 to add Section 162(m) to limit the corporate deduction for compensation paid to a corporation's five most highly compensated officers to $1.0 million per executive per year, with certain exemptions. The Committee carefully reviewed the impact of this legislation on the cost of the Company's current executive compensation plans. Under the legislation and regulations adopted thereunder, it is not expected that any portion of the Company's employee compensation will be non-deductible in fiscal 2001 or in future years by reason of compensation paid in 2001.  The Committee intends to review the Company's executive compensation policies on an ongoing basis, and propose appropriate modifications, if the Committee deems them necessary, to these executive compensation plans with a view toward implementing the Company's compensation policies in a manner that avoids or minimizes any disallowance of tax deductions under Section 162(m).

The Compensation Committee:

R. Michael Kennedy, Chairman

Anthony R. Bottini

Frances M. Gorish

Thomas G. Kahn

Fred M. Knipp

Emil R. Krahulik

Thomas F. Lawrence, Jr.

David F. McBride

John J. McDermott, III

John W. Sanford, III

Robert N. Smith

Compensation Committee Interlocks and Insider Participation

During 2001, the Compensation Committee consisted of Messrs. Krahulik, Lawrence, Sanford and Smith.

Mr. Krahulik is a partner in the law firm of Bonacic, Blustein & Krahulik, LLP, which Warwick Savings retains to provide certain legal services. During the fiscal year ended December 31, 2001, Warwick Savings paid $125,624 to such firm for legal services provided during such period. In addition, such firm received fees in the amount of approximately $546,121 from third parties pursuant to its representation of Warwick Savings in loan closings and other legal matters for the fiscal year ended December 31, 2001.

Mr. Lawrence will retire from the Board of Directors effective as of the date of the Annual Meeting. Mr. Lawrence is the father of Mrs. Sobotor-Littell, the Company's Corporate Secretary. During the year ended December 31, 2001, Mrs. Sobotor-Littell received a salary of $90,000.

From time to time, the Company's bank subsidiaries make loans or extend credit to the Company's directors and executive officers, including members of the Compensation Committee, and to certain persons related to them, to the extent consistent with applicable laws and regulations. All such loans are made in the ordinary course of business and on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

Performance Graph

Pursuant to the rules and regulations of the SEC, the graph below, prepared by SNL Securities, L.C., compares the performance of the Company's Common Stock with that of the Nasdaq Composite Index (U.S. Companies) and the Nasdaq Bank Composite Index (banks and bank holding companies, over 99% of which are based in the United States) from December 23, 1997, the date of the Company's initial public offering, through December 31, 2001. The graph is based on an investment of $100 in the Company's Common Stock at its closing price of $15.625 on December 23, 1997 and assumes the reinvestment of all dividends in additional shares of the same class of equity securities as those below.

Warwick Community Bancorp, Inc.

	Period Ending
Index	12/23/97	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
Warwick Community Bancorp, Inc.	100.00	111.20	94.97	71.17	88.66	143.04
Nasdaq - Total US	100.00	104.01	146.65	272.52	163.92	130.07
Nasdaq Bank Index	100.00	102.99	102.33	98.37	112.21	121.47

Note:

There can be no assurance that the stock performance of the Company will continue into the future with the same or similar trends depicted in the graph above.

Executive Compensation

The following table sets forth the cash compensation paid to the individuals who served as the Company's Chief Executive Officer during 2001 and any other executive officer of the Company who received aggregate salary and bonus in excess of $100,000 in 2001 (the "Named Executive Officers") for services rendered in all capacities to the Company for the periods shown.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Restricted Stock Awards ($)(2)	Options (#)	All Other Compensation ($)(3)

Fred G. Kowal(4)	2001	165,000	35,000	528,750	50,000	65,749
Chairman of the Board and	2000	151,905	5,000	---	30,000	22,787
Chief Executive Officer	1999	118,262	---	---	---	---

Timothy A. Dempsey	2001	144,231	45,000	---	---	1,012,352(5)
Former Chairman of the Board	2000	258,648	45,000	---	---	44,714
and Chief Executive Officer	1999	257,624	---	---	---	38,177

Ronald J. Gentile	2001	170,000	---	---	---	76,407
President and Chief	2000	168,651	50,490	---	---	29,407
Operating Officer	1999	171,669	---	---	---	25,679

Arthur W. Budich	2001	120,000	---	---	---	27,609
Senior Vice President,	2000	110,347	20,460	---	---	19,907
Treasurer and Chief	1999	110,592	5,000	---	---	16,746
Financial Officer

Laurence D. Haggerty	2001	115,000	---	---	---	32,981
Senior Vice President	2000	121,929	---	---	---	21,941
	1999	117,954	25,280	---	---	22,727

(1)

Salary includes the amount of each individual's salary deferrals under the 401(k) Plan.

(2)

Pursuant to the RRP, Mr. Kowal was awarded 25,000 shares of restricted stock on December 18, 2001, which vest over a seven-year period, at a rate of 14.29% per year, beginning on December 18, 2002. The dollar value of the restricted stock award is based on the closing price of the Common Stock on the date of grant, as reported on the Nasdaq National Market, which was $21.15 per share. As of December 31, 2001, the number of shares of restricted stock held under the RRP by Messrs. Kowal, Gentile, Budich and Haggerty was 25,000, 17,758, 7,610 and 6,342, respectively. The value of these shares at December 31, 2001 for Messrs. Kowal, Gentile, Budich and Haggerty was $522,750, $371,320, $159,125 and $132,611, respectively, based on the closing price of $20.91 per share as reported on the Nasdaq National Market on December 31, 2001. Dividends are paid on the restricted stock at the rate paid to all shareholders.

(3)

Includes the matching contributions made by Warwick Savings under the 401(k) Plan, which for the fiscal year ended December 31, 2001 totaled $4,022 for Mr. Kowal, $4,327 for Mr. Dempsey, $5,125 for Mr. Gentile, $4,231 for Mr. Budich and $3,589 for Mr. Haggerty. Also includes the value of allocations under the ESOP, which for the fiscal year ended December 31, 2001 totaled $26,577 for Mr. Kowal, $28,584 for Mr. Dempsey, $25,531 for Mr. Gentile, $22,687 for Mr. Budich and $28,730 for Mr. Haggerty.  Also includes Warwick Savings' contributions to the trust established for the BRP (excluding amounts contributed with respect to supplemental retirement benefits thereunder) with respect to supplemental 401(k) Plan benefits and supplemental ESOP benefits, which for the fiscal year ended December 31, 2001 totaled $34,430 for Mr. Kowal, $32,985 for Mr. Dempsey and $45,031 for Mr. Gentile. The dollar amounts with respect to allocations under the ESOP and contributions under the BRP with respect to supplemental ESOP benefits are based on $20.91 per share, the closing price of the Common Stock as reported on the Nasdaq National Market on December 31, 2001. See " - 401(k) Plan," "Employee Stock Ownership Plan" and " - Benefit

        Restoration Plan."  Also includes the dollar value of the insurance premiums paid by Warwick Savings for the benefit of the Named Executive Officers, which for the fiscal year ended December 31, 2001 totaled $720 for Mr. Kowal, $720 for Mr. Dempsey, $720 for Mr. Gentile, $691 for Mr. Budich and $662 for Mr. Haggerty.

(4)

Mr. Kowal was appointed Chairman of the Board and Chief Executive Officer upon Mr. Dempsey's retirement in July 2001.

(5)

Includes payments made as a result of Mr. Dempsey's retirement pursuant to his employment agreement and the BRP of $759,674 and $130,220, respectively. Also includes monthly retirement benefits under the Warwick Savings Bank Deferred Pension Plan (the "Pension Plan") and the BRP aggregating $38,279 and $14,663, respectively and $2,900 representing his annual retainer for service as a non-employee director until his resignation from the Board in November 2001.

Employment Agreements. The Company has entered into Employment Agreements with each of Mr. Kowal, Mr. Dempsey, Mr. Gentile, Mr. Budich and Mrs. Sobotor-Littell ("Senior Executives"). Mr. Dempsey's Employment Agreement was terminated upon his resignation in July 2001. The Employment Agreements provide for three-year terms ending on February 15, 2005, except that Mr. Kowal's provides for a three year term with automatic daily extensions such that the remaining terms of his Employment Agreement shall be three years unless written notice of non-renewal is given by the Company or him, and, in any event, will terminate on the last day of the month following his 68th birthday. The Employment Agreements provide that the Senior Executive's base salary will be reviewed annually. It is anticipated that this review will be performed by the Company's Compensation Committee and approved by the non-employee members of the Board of Directors, and the Senior Executive's base salary may be increased on the basis of such officer's job performance and the overall performance of the Company. The Employment Agreements also provide for, among other things, entitlement to participation in stock, retirement and welfare benefit plans and reimbursement for ordinary and necessary business expenses. Senior Executives would also be entitled to reimbursement of certain costs incurred in interpreting or enforcing the Employment Agreements. The Employment Agreements provide for termination by the Company at any time for "cause" as defined in the Employment Agreements.

In the event that (i) the Company terminates a Senior Executive's employment for reasons other than for cause, (ii) a Senior Executive resigns from the Company for certain reasons specified in the Employment Agreements or (iii) a change of control, as defined in the Employment Agreements, occurs, the Senior Executive (or, in the event of the Senior Executive's death, such Senior Executive's estate) would be entitled to a lump sum cash payment in an amount generally equal to (a) the Senior Executive's earned but unpaid salary, (b) the present value of the amount the Senior Executive would have earned in salary had he or she continued working through the unexpired term of the Employment Agreement and (c) the present value of the additional contributions or benefits that such Senior Executive would have earned under the specified employee benefit plans or programs of Warwick Savings o r the Company during the remaining term of the Employment Agreement and payments that would have been made under any incentive compensation plan during the remaining term of the Employment Agreement. The Employment Agreements also provide for the cashout of any stock options, appreciation rights or restricted stock as if the Senior Executive was fully vested. Warwick Savings and the Company would also continue the Senior Executive's life, health and any disability insurance or other benefit plan coverage for the remaining term of the Employment Agreement. Reasons specified as grounds for resignation for purposes of the Employment Agreements include: failure to elect or re-elect the Senior Executive to such officer's position; failure to vest in the Senior Executive the functions, duties or authority associated with such position; if the Senior Executive is a member of the Board of Directors of Warwick Savings or Company, failure to re-nominate or re-elect such Senior Executive to such Board ; any material breach of contract by Warwick Savings or the Company that is not cured within 30 days after written notice thereof; or a change in the Senior Executive's principal place of employment to a location in excess of 50 miles from Warwick Savings' principal office in Warwick, New York. In general, for purposes of the Employment Agreements and the plans maintained by the Company or Warwick Savings, a change of control will generally be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 25% or more of any class of equity security of the Company or Warwick Savings, upon shareholder approval of certain mergers or consolidations of the Company or Warwick

Savings, upon liquidation or sale of substantially all the assets of the Company or Warwick Savings or upon a contested election of directors which results in a change in the majority of the Board of Directors.

Cash and benefits paid to a Senior Executive under the Employment Agreement, together with payments under other benefit plans, following a change of control of Warwick Savings or the Company may constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and Warwick Savings. In the event that any amounts paid to a Senior Executive following a change of control would constitute excess parachute payments, the Employment Agreements provide that such Senior Executives will be indemnified for any excise taxes imposed due to such excess parachute payments, and any additional excise, income and employment taxes imposed as a result of such tax indemnification.

In connection with Mr. Dempsey's retirement from the Company, the Company entered into a severance agreement with Mr. Dempsey quantifying the amount of benefits set forth above which he was entitled to receive under his employment contract and the timing of the receipt of these benefits.

Employee Retention Agreements. Warwick Savings has entered into Retention Agreements with each of Mrs. Lyons and Mrs. Rudy ("Contract Employees"). The purpose of the Retention Agreements is to secure the Contract Employees' continued availability and attention to Warwick Savings' affairs, relieved of distractions arising from the possibility of a corporate change of control. The Retention Agreements do not impose an immediate obligation on Warwick Savings to continue the Contract Employees' employment, but provide for a period of assured employment ("Assurance Period") in the event of a change of control as defined in the Retention Agreements, which definition is similar to the definition of change of control contained in the Employment Agreements. The Retention Agreements are for a one-year term ending February 15, 2003. The Retention Agreements provide for an initial Assurance Period of one year commencing on the date of a change of control during the term of the Retention Agreement. In general, the applicable Assurance Periods will be automatically extended on a daily basis under the Retention Agreements until written notice of non-extension is given by Warwick Savings or the Contract Employee, in which case the Assurance Period would end on the first anniversary of the date such notice is given.

If a Contract Employee is discharged without "cause," as defined in the Retention Agreements, during the Assurance Period, or prior to the commencement of the Assurance Period but within 3 months of, and in connection with, a change of control, or the Contract Employee voluntarily resigns during the Assurance Period for certain specified reasons, the Contract Employee (or, in the event of the Contract Employee's death, such Contract Employee's estate) would be entitled to a lump sum cash payment in an amount generally equal to (a) the Contract Employee's earned but unpaid salary, (b) the present value of the amount the Contract Employee would have earned in salary had he or she continued working during the remaining term of the Assurance Period and (c) the present value of the additional contributions or benefits that such that Contract Employee would have earned under the specified employee benefit plans or programs of Warwick Savings or Company during the remaining term of the Assurance Period. Reasons specified as grounds for resignation for purposes of the Retention Agreements include: failure to elect or re-elect the Contract Employee to such officer's position; failure to vest in the Contract Employee the functions, duties or authority associated with such position; if the Contract Employee is a member of the Board of Directors of Warwick Savings or Company, failure to re-nominate or re-elect such Contract Employee to such Board; a reduction in salary or material reduction in benefits; any material breach of contract by Warwick Savings or the Company that is not cured within 30 days after written notice thereof; or a change in the Contract Employee's principal place of employment to a location in excess of 50 miles from Warwick Savings' principal office in Warwick, New York.

The Retention Agreements also provide for the cashout of stock options, appreciation rights or restricted stock as if the Contract Employee was fully vested. Each Contract Employee's life, health and any disability coverage would also be continued during the Assurance Period. The total amount of termination benefits payable to each Contract Employee under the Retention Agreements is limited to three times the Contract Employee's average total compensation for the prior five calendar years. Payments to the Contract Employees under their respective Retention Agreements will be guaranteed by the Company to the extent that the required payments are not made by Warwick Savings.

Employee Stock Ownership Plan.  The Company established, and Warwick Savings adopted, for the benefit of eligible employees, the ESOP and related trust, which became effective upon completion of the conversion of Warwick Savings. Substantially all employees of Warwick Savings and the Company who have completed 1,000 hours of service during a consecutive twelve-month period will be eligible to become participants in the ESOP.

Generally, shares held in the ESOP trust are allocated among the accounts of participants who are employees of Warwick Savings or the Company on the last day of the plan year on the basis of the participants' total taxable compensation (excluding amounts attributable to the vesting of RRP awards and the exercise of stock options) for the year of allocation. Benefits generally become vested at the rate of 20% per year beginning on a participant's third year of service, with 100% vesting after seven years of service (including past service). Participants also become immediately vested upon termination of employment due to death, retirement at age 65 or older, permanent disability or upon the occurrence of a change of control. The ESOP generally provides that, upon certain changes of control as described in the ESOP, unallocated shares in the ESOP will be sold to repay any outstanding loan and all remaining unallocated shares or proceeds thereof will be allocated among participants who were employed immediately preceding the change of control in proportion to compensation for that part of the year prior to the change of control.

A participant who terminates employment prior to the end of a plan year for reasons other than death, retirement or disability will not receive an allocation under the ESOP for that plan year. Forfeitures will be used to reduce the Company's contributions to the ESOP. Vested benefits may be paid in a single sum or installment payments and are payable upon death, retirement at age 65 or older, disability or separation from service.

The ESOP is administered by the Company's Corporate Secretary, Nancy L. Sobotor-Littell, as Plan Administrator and by a committee established pursuant to the ESOP ("ESOP Committee"). HSBC Bank USA has been appointed as the trustee for the ESOP. The ESOP Committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, allocated shares for which no instructions are given and unallocated shares generally will be voted in a manner calculated to most accurately reflect the instructions received from participants regarding the allocated stock as long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

Stock Option Plan.  The Option Plan was adopted by the Board of Directors of the Company and subsequently approved by the Company's shareholders on June 24, 1998. In February 1999, the Board of Directors adopted amendments to the Option Plan, which were subsequently approved by the Company's shareholders on April 20, 1999. Subject to the terms of the Option Plan, employees, directors and officers of the Company, Warwick Savings and its affiliates are eligible to participate in the Option Plan. The Option Plan is not subject to ERISA and is not a tax-qualified plan under the Code. The Company reserved 660,654 shares of Common Stock for issuance upon the exercise of stock options ("Options") granted under the Option Plan.

The Board of Directors and the members of the Compensation Committee who are Disinterested Directors ("Option Committee") administer the Option Plan. The Option Committee determines, subject to the terms of the Option Plan and Rule l6b-3 promulgated under the Exchange Act, the officers and employees to whom Options will be granted, the number of shares subject to each Option and the terms of such Options (including provisions regarding exercisability and acceleration of exercisability) and the procedures by which the Options may be exercised.

Options granted under the Option Plan may be either "incentive stock options," which qualify for favorable federal income tax treatment or non-qualified stock options, which do not so qualify. Options granted under the Option Plan will generally vest at a rate of 20% per year beginning on the first anniversary of the grant date and generally remain exercisable until the tenth anniversary of the grant date, subject to earlier expiration upon termination of employment, as defined in the Option Plan. In the case of termination due to death, disability or retirement of the Option holder, or upon a change in control of the Company, all options granted become immediately exercisable.

Subject to certain specific limitations and restrictions set forth in the Option Plan and such limitations as may be imposed from time to time by the Board of Directors, the Option Committee has the authority to interpret the Option Plan, to prescribe, amend and rescind rules and regulations, if any, relating to the Option Plan and to make all determinations necessary or advisable for the administration of the Option Plan.

The following table summarizes the grants of stock options that were made during the year ended December 31, 2001.

Option/SAR Grants in 2001

	Individual Grants				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options/SARs Granted (#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($ Per Share)	Expiration Date	5% ($)	10% ($)

Fred G. Kowal	50,000	100%	20.81	12/18/2011	682,056	1,702,383

____________________

(1)

The options set forth in the above table were granted on December 18, 2001 and generally remain exercisable until December 18, 2011, subject to earlier expiration upon termination of employment, as defined in the Option Plan. The options vest at a rate of 20% per year over a five-year period beginning on December 18, 2002. In the case of termination due to death disability, or retirement of the Option holder, or upon a change in control of the Company, all options granted become immediately exercisable.

(2)

The dollar amounts under these columns are the result of calculations assuming that the Company's Common Stock appreciates in value from the date of grant to the end of the option term at an annualized rate of 5% and 10% per year, the assumed percentages set by the SEC. The amounts shown are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock.

The following table provides certain information with respect to the number of shares of Common Stock represented by unexercised options held by the Named Executive Officers as of December 31, 2001. No stock options were exercised by the Named Executive Officers during the fiscal year ended December 31, 2001.

Aggregated Option/SAR Exercises during 2001

and 2001 Year-End Option/SAR Values

Name	Number of Securities Underlying Unexercised Options/SARs at Year-End 2001 (#)		Value of Unexercised In-the-Money Options/SARs at Year-End 2001 ($)(1)
	Exercisable	Unexercisable	Exercisable	Unexercisable

Fred G. Kowal	6,000	74,000	64,710	263,840
Timothy A. Dempsey	---	---	---	---
Ronald J. Gentile	39,000	26,000	152,490	101,660
Arthur W. Budich	21,000	14,000	82,110	54,740
Laurence D. Haggerty	21,000	14,000	82,110	54,740

____________

(1)

Based upon the difference between $20.91, the closing price of the Common Stock as reported on the Nasdaq National Market on December 31, 2001, and the exercise price of such options.

Recognition and Retention Plan. The RRP was adopted by the Board of Directors of the Company and subsequently approved by the Company's shareholders on June 24, 1998. In February 1999, the Board of Directors adopted amendments to the RRP, which were subsequently approved by the Company's shareholders on April 20, 1999. The RRP provides for stock awards ("Awards") to eligible officers, employees, outside directors and directors emeritus of the Company, Warwick Savings and its affiliates. The RRP is not subject to ERISA and is not a tax-qualified plan under the Code.

The Board of Directors and the members of the Compensation Committee who are Disinterested Directors ("RRP Committee") administer the RRP. The Board of Directors or the RRP Committee will determine at the time of grant the number of shares of Common Stock subject to an Award and the vesting schedule applicable to the Award and may, in its discretion, establish other terms and conditions applicable to the Award.

Stock subject to an Award is held in trust pursuant to the RRP until the Award vests, at which time the shares of Common Stock attributable to the portion of the Award that have vested are distributed to the Award holder. An individual to whom an Award is granted is entitled to exercise voting rights and receive dividends with respect to stock subject to Awards granted to him whether or not vested. In December 2000, the RRP was amended to provide that dividends will be distributed when declared and paid by the Company, rather than being distributed at the same time as the related shares, as previously provided by the RRP.

Generally, shares granted to outside directors or directors emeritus will vest and become distributable at a rate of 20% per year, over a five-year period, subject to 100% vesting in the case of death, disability or retirement of the director or a change in control of the Company. The shares granted to eligible officers and employees will vest according to a schedule established by the RRP Committee, but in no event at a rate of more than 20% per year, subject to 100% vesting in the case of death, disability or retirement of the officer or employee or a change in control of the Company.

Subject to certain specific limitations and restrictions set forth in the RRP, and such limitations as may be imposed from time to time by the Board of Directors, the RRP Committee has authority to interpret the RRP, to prescribe, amend and rescind rules and regulations, if any, relating to the RRP and to make all determinations necessary or advisable for the administration of the RRP.

401(k) Plan. Warwick Savings maintains the 401(k) Plan, a tax-qualified profit-sharing plan under Sections 401(a) and 401(k) of the Code. Employees who satisfy prescribed eligibility requirements may make pre-tax salary deferrals under section 401(k) of the Code. Salary deferrals are made by election, subject to the limits prescribed by the 401(k) Plan and a limit imposed under the Code (which is $11,000 for 2002). Warwick Savings makes matching contributions equal to a percentage of salary contributions determined annually by Warwick Savings, up to 3% of salary. Employees are fully vested in their salary deferrals and become incrementally vested in Warwick Savings' contribution after one year and fully vested in Warwick Savings' contributions after five years.

Warwick Savings amended the 401(k) Plan in connection with the conversion of Warwick Savings to provide that Warwick Savings' matching contributions will be invested in an investment fund consisting primarily of Common Stock of the Company. In addition, participating employees may elect to invest all or a portion of their remaining account balances in such investment fund or the other investment funds provided under the 401(k) Plan. Common Stock held by the 401(k) Plan may be newly issued or treasury shares acquired from the Company or outstanding shares purchased in the open market or in privately negotiated transactions. All Common Stock held by the 401(k) Plan is held by an independent trustee and allocated to the accounts of individual participants. Participants control the exercise of voting and tender rights relating to the Common Stock held in their accounts.

Pension Plan. Warwick Savings maintains the Pension Plan, a non-contributory, tax-qualified defined benefit pension plan, for eligible employees. All employees, except (i) those paid on an hourly basis or contract basis, (ii) leased employees or (iii) employees regularly employed by outside employers for maintenance of properties, are eligible to participate in the Pension Plan upon the later of (i) the end of the twelve-month period in which he or she completes 1,000 hours of service or (ii) the date he or she attains age 21. The Pension Plan provides an annual benefit for each participant, including the executive officers named in the Summary Compensation Table above, equal to 2% of the participant's average annual compensation, multiplied by the participant's years of credited service, up to a maximum of 30 years.

Average annual compensation is the average of a participant's compensation (excluding amounts attributable to the vesting of RRP awards and the exercise of stock options) over the three years of employment out of the participant's last 10-year period of employment during which the participant's compensation is the highest. A participant is fully vested in his or her pension benefit after five years of service. The Pension Plan is funded by Warwick Savings on an actuarial basis, and all assets are held in trust by the Pension Plan trustee. During 2002, the Board of Directors determined to freeze the Pension Plan.

Benefit Restoration Plan. In connection with the conversion of Warwick Savings, Warwick Savings adopted the BRP to provide eligible employees with the benefits that would be due to such employees under the Pension Plan, the 401(k) Plan and the ESOP if such benefits were not limited under certain specified provisions of the Code. The BRP is also intended to make up allocations lost by participants of the ESOP who retire prior to the complete repayment of the ESOP loan. BRP benefits to be provided with respect to the Pension Plan are reflected in the pension table and BRP benefits to be provided with respect to the ESOP and the 401(k) Plan are reflected in the Summary Compensation Table.

Pension Plan Table. The following table sets forth the estimated annual benefits payable under the Pension Plan upon a participant's normal retirement at age 65, expressed in the form of a single life annuity, and any related amounts payable under the BRP, for the average annual compensation and years of credited service specified.

Pension Plan Table(1)

Average Annual Compensation	Years of Credited Service at Retirement
	15	20	25	30	35(2)

$125,000	$37,500	$ 50,000	$ 62,500	$ 75,000	$ 75,000
150,000	45,000	60,000	75,000	90,000	90,000
175,000	52,500	70,000	87,500	105,000	105,000
200,000	60,000	80,000	100,000	120,000	120,000
225,000(3)	67,500	90,000	112,500	135,000	135,000
250,000(3)	75,000	100,000	125,000	150,000	150,000
300,000(3)	90,000	120,000	150,000	180,000(4)	180,000(4)

_____________

(1)

The annual benefits shown in the table above assume the participant would receive his or her retirement benefits under the Pension Plan and the BRP in the form of a straight life annuity at normal retirement age.

(2)

Normal retirement benefits are limited to 60% of average annual compensation.

(3)

For plan years beginning in 2002, the annual compensation for calculating benefits under the Code may not exceed $200,000. The table reflects amounts payable in conjunction with the BRP.

(4)

These are hypothetical benefits based upon the Pension Plan's normal retirement benefit formula. The maximum annual benefit permitted under the Code in 2002 is $160,000. The BRP will provide the difference between the amounts appearing in this table and the maximum amount allowed by the Code.

The following table sets forth the years of credited service and the average annual compensation (as defined above), determined as of December 31, 2001, for each of the individuals named in the Summary Compensation Table.

	Years of Credited Service		Average Annual Compensation
	Years	Months

Mr. Kowal	2	11	$159,718
Mr. Dempsey	28	1	$244,914
Mr. Gentile	11	7	$188,390
Mr. Budich	15	11	$122,308
Mr. Haggerty	10	7	$128,439

Transactions with Certain Related Persons

From time to time, the Company's bank subsidiaries make loans or extend credit to the Company's directors and executive officers and to certain persons related to them, to the extent consistent with applicable laws and regulations. All such loans are made in the ordinary course of business and on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features. In addition, Warwick Savings has committed a line of credit of $4 million to Warwick Valley Telephone Company, of which $1.25 million was outstanding at December 31, 2001. Mr. Knipp is a director and the former Chief Executive Officer of Warwick Valley Telephone Company.

Mr. McBride is a partner in the law firm of Harwood Lloyd, LLC, which Towne Center Bank retains to provide certain legal services. During the fiscal year ended December 31, 2001, Towne Center Bank paid $22,572 to such firm for legal services provided during such period.  In addition, such firm received fees in the amount of approximately $39,000 from third parties pursuant to its representation of Towne Center Bank in loan closings and other legal matters for the fiscal year ended December 31, 2001. Mr. McDermott is a managing partner in J.D. Blake Company, which leased office space to Warwick Savings. Lease payments to J.D. Blake Company totaled $62,775 in 2001. The lease expired in December 2001.

Compliance with Section 16(a) of the Exchange Act

Under the securities laws of the United States, the Company's directors and executive officers, and any person holding more than ten percent of the Company's Common Stock, are required to file initial reports of ownership of the Company's Common Stock and reports of changes in that ownership with the SEC. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the fiscal year ended December 31, 2001. All of such filing requirements of the Company's directors and executive officers were satisfied during the fiscal year ended December 31, 2001, based upon their written representations and copies of the reports that they have filed with the SEC.

PROPOSAL TWO

RATIFICATION OF THE APPROVAL AND ADOPTION OF THE VOLUNTARY

RETAINER STOCK AND DEFERRED COMPENSATION PLAN FOR DIRECTORS

The Director Plan has been approved and adopted by the Board of Directors of the Company, subject to ratification by the shareholders of the Company at the Annual Meeting. The complete text of the  Director Plan is attached to this Proxy Statement as Appendix A and is incorporated by reference herein. Pursuant to the policy established by the Board of Directors, each director's annual retainer is payable in the form of Common Stock. The Director Plan permits directors of the Company to (i) receive Common Stock in lieu of all or a portion of their cash compensation and (ii) defer all or a portion of their compensation. The principal features of the Director Plan are summarized below.

The Board of Directors believes it is appropriate for the Company to adopt the Director Plan to encourage and enable directors to receive a greater portion of their fees in shares of Common Stock, and to defer receipt of some or all of their fees, and thereby improve the Company's ability to attract and retain highly qualified individuals to serve as directors of the Company; and strengthen the commonality of interest between directors and shareholders.

Principal Features of the Director Plan

Eligibility and Participation.  All directors of the Company are eligible to participate in the  Director Plan.

Stock in Lieu of Cash.  Pursuant to the  Director Plan, participants may elect to receive fees otherwise payable in cash in the form of Common Stock, subject to the election requirements discussed below.

Deferral of Annual Retainer and Fees.  The  Director Plan provides for the deferral of cash compensation in the form of either (i) Cash Units in a Cash Unit Account or (ii) Stock Units in a Stock Unit Account. The Director Plan also provides for the deferral of the annual retainer which is otherwise payable in Common Stock in the form of Stock Units in a Stock Unit Account.

Shares Available; Non-Transferability.  Pursuant to the Director Plan, the maximum number of shares of Common Stock that may be distributed  shall not exceed 75,000. Shares may be either authorized but unissued shares or reacquired shares held by the Company in its treasury. No Cash Units, Stock Units or any other rights under the  Director Plan are assignable or transferable.

Administration.  The  Director Plan shall be administered by the Board's Compensation Committee or such other committee or individual as may be designated by the Board (the "Committee").

Cash Units.  The Company will establish a Cash Unit Account for each participant who elects to defer compensation in the form of cash, subject to the election requirements discussed below. All fees deferred shall be credited to the participant's Cash Unit Account as of the date the deferred fees would otherwise have been payable to the director (the "Deferral Date").

Stock Units.  The Company will establish a Stock Unit Account for each participant who elects to defer compensation in the form of stock, subject to the election requirements discussed below. All fees deferred shall be credited to the participant's Stock Unit Account as of the applicable Deferral Date and converted to Stock Units as follows: the number of Stock Units shall equal the amount of deferred fees divided by the Fair Market Value on the applicable Deferral Date, with fractional units calculated to at least three decimal places. The Fair Market Value is the closing sales price for the shares on the relevant date.

Election Requirements.  Participants electing to receive stock in lieu of cash compensation or electing to defer their compensation may do so, in increments of 25% and up to an aggregate of 100% of their compensation, by making a written election prior to the date on which the annual retainer or fees otherwise would be paid in accordance with the timing requirements established in the Director Plan.

Interest Equivalents.  Credits of interest equivalents to the participant's Cash Unit Account shall be made as of the end of each calendar quarter. Such interest equivalents shall be calculated from the applicable Deferral Date, and the rate of such interest equivalents shall be as the Committee shall specify from time to time, but in no event shall the rate of the interest equivalents for any quarter exceed Warwick Savings'  prime rate available to its customers during the applicable quarter.

Dividend Equivalents.  As of each dividend payment date with respect to shares, each participant shall have credited to his or her Stock Unit Account an additional number of Stock Units equal to:  the per-share cash dividend payable with respect to a share on such dividend payment date multiplied by the number of Stock Units held in the Stock Unit Account as of the close of business on the record date for such dividend divided by the fair market value of a share on such dividend payment date. If dividends are paid on shares in a form other than cash, then such dividends shall be notionally converted to cash, if their value is readily determinable, and credited in a manner consistent with the foregoing and, if their value is not readily determinable, shall be credited "in kind" to the participant's Stock Unit Account.

Settlement Upon Termination of Service.  Each participant's Cash Unit Account shall be settled by delivering to the participant (or his or her beneficiary) the dollar amount equal to the number of Cash Units then credited to the participant's Cash Unit Account. Each participant's Stock Unit Account shall be settled by delivering to the participant (or his or her beneficiary) the number of shares equal to the number of whole Stock Units then credited to the participant's Stock Unit Account. Such accounts may be settled in either (i) a lump sum or (ii) substantially equal annual installments over a period not to exceed ten years.

The interest of each participant in any  deferred compensation shall be that of a general creditor of the Company. Cash Unit Accounts, Cash Units credited thereto, Stock Unit Accounts, and Stock Units credited thereto, shall at all times be maintained by or on behalf of the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company.

Effect of Merger and Other Adjustments.  The number of shares to be issued in lieu of cash compensation and Stock Unit Accounts will be adjusted by the Committee in the event of any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, stock split or reverse split or other change in the corporate structure of the Company.

Hardship Withdrawals.  If  the participant experiences an unforeseeable financial emergency, the participant may petition the Committee to (i) suspend any deferrals required to be made by a participant and/or (ii) receive a partial or full payout from the Director Plan of  his or her Cash Unit Account and/or Stock Unit Account. The payout shall not exceed the amount reasonably needed to satisfy the unforeseeable financial emergency, taking into account the tax liability associated with the withdrawal. If, subject to the sole discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within 60 days of the date of approval.

Following approval of a payout, a participant shall not be permitted to resume deferrals under the Director Plan for the later of 6 months following such withdrawal or the first day of the following calendar year. If the participant petitions the Committee only to suspend deferrals and the Committee approves such suspension, the participant shall not be permitted to resume participation in the Director Plan until the first day of the following calender year.

Amendment and Termination.  The Board may amend, alter, suspend, discontinue, or terminate the  Director Plan without the consent of shareholders or participants unless otherwise required by applicable laws or regulations.

Federal Income Tax Consequences

Under present federal income tax laws, awards under the Director Plan will have the following consequences:

(1)

A director who elects to immediately receive stock compensation will recognize income in the amount of the fair market value of such stock (and the amount of any cash distributed in lieu of fractional shares). The Company will be entitled to a corresponding deduction.

(2)

No income will be recognized by a director at the time deferred compensation and interest and dividend equivalents are credited to the director's Cash Unit Account or Stock Unit Account, nor will the Company be entitled to a deduction at the time such amounts are credited to such accounts.

(3)

Upon receipt of a distribution of cash and/or stock from the Cash Unit Account or the Stock Unit Account, the director will recognize income equal to the cash and the fair market value of the stock at the date of distribution. The Company will be entitled to a corresponding deduction equal to the amounts includible in income by the director, in the year the stock and/or cash is distributed.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPROVAL AND ADOPTION OF THE VOLUNTARY RETAINER STOCK AND DEFERRED COMPENSATION PLAN FOR  DIRECTORS

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed the firm of Arthur Andersen LLP to act as independent auditors for the Company for the year ending December 31, 2002, subject to ratification of such appointment by the Company's shareholders. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

Audit Fees

For the year ended December 31, 2001, Arthur Andersen LLP billed the Company an aggregate of $105,195 for professional services rendered for the audit of the Company's financial statements for such period and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q during such period.

Financial Information Systems Design and Implementation Fees

No fees were paid to Arthur Andersen LLP for directly or indirectly operating, or supervising the operation of, the Company's information system or managing the Company's local area network, or designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company's financial statements taken as a whole.

All Other Fees

For the year ended December 31, 2001, Arthur Andersen LLP billed the Company an aggregate of $130,500 for all other services not described above under the captions "Audit Fees" and "Financial Information Systems Design and Implementation Fees."  The $130,500 consists of $70,000 for tax compliance services and $60,500 for consulting services.

The Audit Committee considered the provision of the services covered under the captions "Financial Information System Design and Implementation Fees" and "All Other Fees" and found them to be compatible with maintaining Arthur Andersen LLP's independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT

OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR THE COMPANY

SHAREHOLDER PROPOSALS

Pursuant to the proxy soliciting regulations of the SEC, any shareholder proposal intended for inclusion in the Company's proxy materials relating to the Company's 2003 Annual Meeting of Shareholders must be received by the Company on or before November 15, 2002. Nothing in this paragraph shall be deemed to require the Company to include in its proxy materials for such meeting any shareholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to 17 C.F.R. §240.14a-8 of the rules and regulations promulgated by the SEC under the Exchange Act.

To be considered for presentation at the 2003 Annual Meeting, although not included in the proxy materials, any shareholder proposal must be delivered to the Corporate Secretary at least 60 days in advance of the anniversary of this year's Annual Meeting if the 2003 Annual Meeting is to be held within 30 days prior to, on the anniversary date of, or after the anniversary of this year's Annual Meeting. However, if the 2003 Annual Meeting is not held within this time period the shareholder proposal must be delivered to the Corporate Secretary by the close of business on the 10th day following the date on which notice of the date of the meeting is first made publicly available to shareholders. A shareholder's notice shall set forth such information as required by the By-Laws of the Company.

OTHER MATTERS

As of the date of this Proxy Statement the Board of Directors of the Company does not know of any other matters to be brought before the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying Proxy Card will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

FINANCIAL STATEMENTS

A copy of the Company's Annual Report on Form 10-K (excluding exhibits) for the year ended December 31, 2001, containing consolidated statements of financial condition as of December 31, 2001 and December 31, 2000 and related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ended December 31, 2001, 2000 and 1999, prepared in conformity with generally accepted accounting principles, accompanies this Proxy Statement. The consolidated financial statements have been audited by Arthur Andersen LLP whose report thereon appears in the Form 10-K. Shareholders may obtain, free of charge, an additional copy of the Form 10-K (excluding exhibits) upon written request to Barbara A. Rudy, Senior Vice President, Shareholder Relations, Warwick Community Bancorp, Inc., P.O. Box 591, Warwick, New York 10990-0591.

By Order of the Board of Directors,

Nancy L. Sobotor-Littell Corporate Secretary

Warwick, New York

March 15, 2002

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

APPENDIX A

WARWICK COMMUNITY BANCORP, INC.

THE WARWICK SAVINGS BANK

VOLUNTARY RETAINER STOCK AND DEFERRED

COMPENSATION PLAN FOR DIRECTORS

ARTICLE I

PURPOSES AND EFFECTIVE DATE

1.1

Purposes.  The purposes of the Plan (the "Plan") are to promote the success of Warwick Community Bancorp, Inc. and The Warwick Savings Bank (the "Bank") by encouraging Directors to increase their ownership of Company stock and thereby align their interests more closely with the interests of the other stockholders of the Company, to encourage the highest levels of Director performance by providing Directors with an enhanced interest in the Company's attainment of its financial goals, and to provide a financial incentive that will help attract and retain Directors of outstanding competence. The Plan is designed to accomplish these purposes by providing that a portion or all of Directors compensation shall be deferred and paid in the form of Company stock.

1.2

Effective Date. The effective date of the Plan (the "Effective Date") is April 16, 2002, subject to approval of the shareholders of the Company (if and to the extent such shareholder approval is necessary or required for purposes of  any  applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted) at the 2002 Annual Meeting of Shareholders of the Company.

ARTICLE II

CERTAIN DEFINITIONS

The following terms shall be defined as set forth below:

2.1

"Annual Retainer" means any retainer payable to a Director in his or her capacity as a Director.

2.2

"Board" means the Board of Directors of the Bank or any successor thereto; provided that if the Company and the Bank revise their directors compensation policy, so as to pay directors' compensation at the Company level rather than at the Bank level, "Board" shall upon effectiveness of such revised policy mean the Board of Directors of the Company.

2.3

"Cash Units" means the credits to a Participant's Cash Account under Article VII of the Plan, each of which represents the right to receive $1.00 upon settlement of the Cash Accounts.

2.4

"Cash Unit Account" means the bookkeeping account established pursuant to Section 7.4.

2.5

"Committee" has the meaning set forth in Section 4.1.

2.6

"Common Stock" means common stock of Warwick Community Bancorp, Inc., $.01 par value per share, or of any successor corporation or other legal entity adopting the Plan.

2.7

"Company" means Warwick Community Bancorp, Inc., a Delaware corporation, or any successor thereto.

2.8

"Director" means any member of the Board.

2.9

"Exchange Act" means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act include rules thereunder and successor provisions and rules thereto.

2.10

"Fair Market Value" means the final reported sales price per share for the Shares on the relevant date, or (if there were no sales on such date) the price on the nearest day before the relevant date, as reported in The Wall Street Journal or a similar source selected by the Committee.

 2.11

"Fees" means all or part of any fees (including all amounts payable with respect to service on a committee of the Board, or as chairman of the Board or a committee thereof, or for attendance at Board or committee meetings) payable to a Director in his or her capacity as a Director.

2.12

"Participant" means a Director who shall have elected under Article VI or Article VII to participate in the Plan.

2.13

"Secretary" means the Corporate Secretary or any Assistant Corporate Secretary of the Company.

2.14

"Securities Act" means the Securities Act of 1933, as amended. References to any provision of the Securities Act include rules thereunder and successor provisions and rules thereto.

2.15

"Shares" means shares of common stock of Warwick Community Bancorp, Inc., $.01 par value per share, or of any successor corporation or other legal entity adopting the Plan.

2.15

"Stock Units" means the credits to a Participant's Stock Unit Account under Article VII of the Plan, each of which represents the right to receive one Share upon settlement of the Stock Unit Account.

2.16

"Stock Unit Account" means the bookkeeping account established pursuant to Section 7.6.

2.17

"Termination of Service" means termination, for any reason, of service as a Director.

2.18

"Unforeseeable Financial Emergency" shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant that would result in severe financial hardship to the Participant resulting from (i) a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, (ii) a loss of the Participant's property due to casualty, or (iii) such other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole discretion of the Board's Compensation Committee.

ARTICLE III

SHARES AVAILABLE UNDER THE PLAN

Subject to adjustment as provided in Article XI, the maximum number of Shares that may be distributed in lieu of cash compensation and in settlement of Stock Unit Accounts under the Plan shall not exceed 75,000 in the aggregate. Such Shares may include authorized but unissued Shares or treasury Shares.

ARTICLE IV

ADMINISTRATION

4.1

The Plan shall be administered by the Board's Compensation Committee or such other committee or individual as may be designated by the Board (the "Committee").

4.2

It shall be the duty of the Committee to administer the Plan in accordance with its provisions and to make such recommendations of amendments or otherwise as it deems necessary or appropriate.

4.3

The Committee shall have the authority to make all determinations it deems necessary or advisable for administering the Plan. No member of the Committee shall be liable for any act or omission by such member or by any other member of the Committee in connection with the Plan, except for such member's own willful misconduct or as expressly provided by statute.

ARTICLE V

ELIGIBILITY

5.1

Each Director  shall be eligible to receive Common Stock under Article VI of the Plan or to defer the Annual Retainer and Fees under Article VII of the Plan.

ARTICLE VI

ELECTION TO RECEIVE STOCK IN LIEU OF CASH COMPENSATION

6.1

General Rule. Pursuant to Board policy, 100% of the Annual Retainer shall be received in the form of Common Stock.. Fees otherwise payable in cash on or after the Effective Date may be received, in increments of 25%, in the form of Common Stock in accordance with this Article VI.

6.2

Timing of Voluntary Election. Under this Article VI, the election to receive stock rather than cash shall be made prior to the start of the calendar year for which the Fees would otherwise be paid; provided, however, that with respect to (a) any elections made before the Effective Date and (b) any elections made by newly-elected or appointed  Directors within 30 days after their initial election or appointment, the election must be made at least 15 days prior to the date the Fees would otherwise have been payable to the Director in cash. An election by a Participant shall be deemed to be continuing, and therefore applicable to the Fees to be paid in future years, unless the Participant revokes or changes such election by filing a new election form by the due date for such form specified in this Section 6.2.

6.3

Form of Voluntary Election.  An election under Section 6.2 shall be made in a manner satisfactory to the Committee. Generally, an election shall be made by completing and filing the specified election form with the Secretary by the applicable date described in Section 6.2. In the event the Fees are increased or decreased during any calendar year, a Participant's election in effect for such year will automatically apply to the specified percentage of Fees as increased or decreased.

6.4

Issuance of Common Stock. Unless a deferral is elected under Article VII, promptly after the last day of the quarter during which the Annual Retainer or Fees would otherwise have been paid (the "Payment Date"), the Company shall cause to be issued and delivered to such Participant a stock certificate, registered in the name of such Director, evidencing the number of shares of Common Stock due the Director, calculated pursuant to Section 6.5. Directors shall not be deemed for any purpose to be or have rights as shareholders of the Company with respect to any shares of Common Stock awarded under this Plan, except as and when certificates are issued. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date of such certificates.

6.5

Amount of Stock. The number of Shares to be issued and delivered to a Participant who shall have elected to receive Common Stock in lieu of cash compensation shall be equal to the amount of the Annual Retainer and the Fees otherwise payable in cash divided by the Fair Market Value of a Share as of the Payment Date, with fractional units calculated to at least three decimal places.

6.6

Regulatory Compliance and Listing. The issuance or delivery of any Shares may be postponed by the Company for such period as may be required to comply with any applicable requirements under the federal securities laws, any applicable listing requirements of any national securities exchange or automated quotation system, or any requirements under any other law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any such Shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange or automated quotation system.

ARTICLE VII

ELECTION TO DEFER COMPENSATION

IN THE FORM OF CASH AND/OR STOCK

7.1

General Rule.  Pursuant to the Plan, the Annual Retainer may be deferred in increments of 25%, in the form of Stock Units, and Fees otherwise payable on or after the Effective Date may be deferred, in increments of 25%, in the form of Cash Units and/or Stock Units in accordance with this Article VII.

7.2

Timing of Voluntary Election.  The election to defer receipt of the Annual Retainer or Fees shall be made prior to the start of the calendar year for which the Annual Retainer and Fees would otherwise be paid; provided, however, that with respect to (a) any elections made before the Effective Date and (b) any elections made by newly-elected or appointed  Directors within 30 days of their initial election or appointment, the election must be made at least 15 days prior to the date the Annual Retainer and Fees would otherwise have been payable to the Director. An election by a Participant shall be deemed to be continuing, and therefore applicable to the Annual Retainer or Fees to be paid in future years, unless the Participant revokes or changes such election by filing a new election form by the due date for such form specified in this Sect ion 7.2. Any such revocation or change shall apply prospectively to Annual Retainers or Fees not yet paid.

7.3

Form of Voluntary Election.  An election under Section 7.2 shall be made in a manner satisfactory to the Committee. Generally, an election shall be made by completing and filing the specified election form with the Secretary by the applicable date described in Section 7.2. In the event the Annual Retainer or Fees are increased or decreased during any calendar year, a Participant's election in effect for such year will automatically apply to the specified percentage of Annual Retainer or Fees as increased or decreased.

7.4

Establishment of Cash Account.  The Company will establish a Cash Unit Account for each Participant who elects to defer Fees in the form of Cash Units. All Fees deferred in the form of Cash Units shall be credited to the Participant's Cash Unit Account as of the last day of the quarter during which the Annual Retainer or Fees would otherwise have been paid (the "Deferral Date"). The Cash Unit Account shall be for bookkeeping purposes only and no assets shall be required to be segregated by the Company from its general funds by reason of such Account.

7.5

Credit of Interest Equivalents to Cash Account. Credits of interest equivalents to the Participant's Cash Unit Account shall be made as of the end of each calendar quarter. Such interest equivalents shall be calculated from the applicable Deferral Date, and the rate of such interest equivalents shall be as the Committee shall specify from time to time, but in no event shall the rate of the interest equivalents for any quarter exceed, on a pre-tax basis, the Bank's prime rate available to its customers during such calendar quarter.

7.6

Establishment of Stock Unit Account.  The Company will establish a Stock Unit Account for each Participant. The amount of the Annual Retainer and the amount of Fees deferred in the form of Stock Units shall be credited to the Participant's Stock Unit Account as of the Deferral Date and converted to Stock Units as follows: the number of Stock Units shall equal the aggregate amount of the deferred Annual Retainer and Fees divided by the Fair Market Value of a Share on the Deferral Date, with fractional units calculated to at least three decimal places. The Stock Unit Account shall be for bookkeeping purposes only and no assets shall be required to be segregated by the Company from its general funds by reason of such Account.

7.7

Credit of Dividend Equivalents to Stock Unit Account. As of each dividend payment date with respect to Shares, each Participant shall have credited to his or her Stock Unit Account an additional number of Stock Units equal to the per-share cash dividend payable with respect to a Share on such dividend payment date multiplied by the number of Stock Units held in the Stock Unit Account as of the close of business on the record date for such dividend, divided by the Fair Market Value of a Share on such dividend payment date. If dividends are paid on Shares in a form other than cash, then such dividends shall be notionally converted to cash, if their value is readily determinable, and credited in a manner consistent with the foregoing and, if their value is not readily determinable, shall be credited "in kind" to the Participant's Stock Unit Account.

ARTICLE VIII

SETTLEMENT OF CASH AND STOCK UNITS

8.1

Settlement of Account.  The Company will settle a Participant's Cash Unit Account and/or Stock Unit Account in the manner described in this Article VIII as soon as administratively feasible following such Participant's Termination of Service.

8.2

Payment Options.  Each Participant's Cash Unit Account shall be settled by delivering to the Participant (or his or her beneficiary) the dollar amount equal to the number of Cash Units then credited to the Participant's Cash Unit Account. Each Participant's Stock Unit Account shall be settled by delivering to the Participant (or his or her beneficiary) the number of Shares (subject to adjustment in number or kind in accordance with Article XI) equal to the number of whole Stock Units then credited to the Participant's Stock Unit Account. Such Accounts may be settled in either (a) a lump sum or (b) substantially equal annual installments over a period not to exceed ten years. Elections filed pursuant to Section 7.3 shall specify the manner of payment upon settlement (i.e., the lump sum or installment payment option). In the Committee's discretion cash may be paid in lieu of fractional Shares otherwise payable in any lump sum or installment distribution.

8.3

Continuation of Interest Equivalents. If payment of Cash Units is deferred and paid in installments, the Participant's Cash Unit Account shall continue to be credited with interest equivalents as provided in Section 7.5.

8.4

Continuation of Dividend Equivalents. If payment of Stock Units is deferred and paid in installments, the Participant's Stock Unit Account shall continue to be credited with dividend equivalents as provided in Section 7.7.

8.5

In Kind Dividends.  If any "in kind" dividends are credited to the Participant's Stock Unit Account under Section 7.7, such dividends shall be payable to the Participant in full on the date of the first distribution of Shares under Section 8.2.

ARTICLE IX

UNFUNDED STATUS

The interest of each Participant in any Annual Retainer or Fees deferred under the Plan (and any Cash Units, Cash Unit Account, Stock Units or Stock Unit Account relating thereto) shall be that of a general creditor of the Company. Cash Unit Accounts, Cash Units, Stock Unit Accounts and Stock Units (and, if any, "in kind" dividends) credited thereto, shall at all times be maintained by or on behalf of the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company.

ARTICLE X

DESIGNATION OF BENEFICIARY

Each Participant may designate, on a form provided by or otherwise satisfactory to the Committee, one or more beneficiaries to receive the cash or Shares described in Section 8.2 in the event of such

Participant's death. The Company may rely upon the beneficiary designation last filed with the Committee, provided that such form was executed by the Participant or his or her legal representative and filed with the Committee prior to the Participant's death.

ARTICLE XI

ADJUSTMENT PROVISIONS

In the event any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, stock split or reverse split, or similar corporate transaction or event affects Shares such that an adjustment is determined by the Committee to be appropriate to prevent dilution or enlargement of Participants' rights under the Plan, then the Committee will, in a manner that is proportionate to the effect on the Shares and is otherwise equitable, adjust the number and/or kind of Shares (and/or substitute in place thereof cash or other consideration) to be issued in lieu of cash compensation under Article VI or delivered upon settlement of Stock Unit Accounts under Article VIII.

ARTICLE XII

HARDSHIP WITHDRAWALS

If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) suspend any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan of  his Cash Unit Account and/or Stock Unit Account. The payout shall not exceed the amount reasonably needed to satisfy the Unforeseeable Financial Emergency, taking into account the tax liability associated with the withdrawal. If, subject to the sole discretion of the Committee, the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within 60 days of the date of approval. Following approval of a payout under this Article XII, a Participant shall not be permitted to resume deferrals under Article VIII  for the later of 6 months following such withdrawal or the first day of the following calendar year. If the Participant petitions the Committee only to suspend deferrals and the Committee approves such suspension, the Participant shall not be permitted to resume participation in the Plan until the first day of the following calender year.

ARTICLE XIII

GENERAL PROVISIONS

13.1

No Right to Continue as a Director.  Nothing contained in the Plan shall be deemed to confer upon any Participant any right to continue to serve as a Director.

13.2

No Shareholder Rights Conferred.  Nothing contained in the Plan shall be deemed to confer upon any Participant any rights of a shareholder of the Company unless and until Shares are in fact issued or transferred to such Participant in accordance with Article VI or Article VIII.

13.3

Changes to the Plan.  The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders or Participants, except that any such action will be subject to the approval of the Company's shareholders if, when and to the extent such shareholder approval is necessary or required by applicable federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or if the Board in its discretion determines to seek such shareholder approval; provided, however, that without the consent of an affected Participant, no such action may materially impair the rights of such Participant with respect to any Stock Units credited to his or her Stock Unit Account.

13.4

Consideration.  The consideration for Shares issued or delivered in lieu of payment of the Annual Retainer and/or Fees will be the Director's agreement to serve during the period to which the Annual Retainer and/or Fees paid in the form of Shares related.

13.5

Compliance with Laws and Obligations.  The Company will not be obligated to issue or deliver Shares in connection with the Plan in a transaction subject to the registration requirements of the Securities Act or any other federal or state securities or other law or regulation, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other contractual obligation of the Company, until the Company is satisfied that such laws, regulations, requirements and other obligations have been complied with in full. Certificates representing Shares delivered under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, requirements and other obligations, including any requirement that a legend or legends be placed thereon.

13.6

Limitations on Transferability.  Cash Units, Stock Units and any other right under the Plan (including rights that may constitute a "derivative security" as generally defined in Rule 16a-1(c) under the Exchange Act) may not be anticipated, assigned (either at law or in equity), alienated, pledged, mortgaged, hypothecated, subject to attachment, garnishment, levy, execution or other legal or equitable process or otherwise encumbered, and shall not be subject to the claims of creditors of the Participant or his or her beneficiaries.

13.7

Governing Law.  The validity, construction, and effect of the Plan and all rights hereunder will be determined in accordance with the laws of the State of New York.

13.8

Plan Termination.  Unless earlier terminated by action of the Board, the Plan will remain in effect until such time as no Shares remain available for delivery under the Plan and the Company has no further rights or obligations under the Plan.

13.9

Headings.  The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

                                REVOCABLE PROXY
                        WARWICK COMMUNITY BANCORP, INC.

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                        WARWICK COMMUNITY BANCORP, INC.
              FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
                            TUESDAY, APRIL 16, 2002

         The undersigned shareholder of Warwick Community Bancorp, Inc.
("Company") hereby appoints the Board of Directors of the Company, and its survivor, with full power of substitution, to attend and act as proxy for the undersigned and to vote all shares of common stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders
("Annual Meeting") to be held at The Inn at Central Valley, Smith Clove Road,
Central Valley, New York 10917, on Tuesday, April 16, 2002, at 9:30 a.m., local time, and at any adjournment or postponement thereof.

1. Election of Directors for a three-year                  WITH-   FOR ALL
term (except as marked to the contrary            FOR      HOLD    EXCEPT
below):                                           [ ]      [ ]       [ ]

RONALD J. GENTILE               EMIL R. KRAHULIK
JOHN J. MCDERMOTT, III

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK "FOR
ALL EXCEPT" AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

                                                   FOR     AGAINST    ABSTAIN

2. Ratification for the approval and               [ ]       [ ]        [ ]
   adoption of the Voluntary Retainer
   Stock and Deferred Compensation
   Plan for Directors.

                                                   FOR     AGAINST    ABSTAIN

3. Ratification of the appointment of              [ ]       [ ]        [ ]
   Arthur Andersen LLP as independent
   auditors for the Company for the
   fiscal year ending December 31, 2002.

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER
BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENT OR
POSTPONEMENT THEREOF. AS OF THE DATE OF THE PROXY STATEMENT FOR THE ANNUAL
MEETING, THE BOARD OF DIRECTORS OF THE COMPANY IS NOT AWARE OF ANY SUCH OTHER
BUSINESS.

PLEASE MARK BOX IF YOU PLAN TO ATTEND THE ANNUAL MEETING. ------->   [ ]

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS
PROXY WILL BE VOTED "FOR" THE NOMINEES LISTED IN ITEM 1 AND "FOR" THE PROPOSALS
IN ITEMS 2 AND 3.

Please be sure to sign and date this Proxy          Date___________________
in the box below.
____________________________________________________________________________

______Shareholder sign above______________Co-holder (if any) sign above.

DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE PAID ENVELOPE PROVIDED.

                        WARWICK COMMUNITY BANCORP, INC.

--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN ITEM 1 AND "FOR"
THE PROPOSALS IN ITEMS 2 AND 3.

         The above signed hereby acknowledges receipt of the Notice of the 2002
Annual Meeting of Shareholders and the Proxy Statement dated March 15, 2002, for the Annual Meeting to be held on April 16, 2002.

         Please sign exactly as your name appears on this proxy card. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.

                 PLEASE COMPLETE, SIGN AND DATE THIS PROXY CARD
         AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

--------------------------------------------------------------------------------

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED
BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

__________________________________
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